UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 7, 2005

Date of Report (Date of earliest event reported)

BANYAN CORPORATION
(Exact name of registrant as specified in its charter)

OREGON	000-26065	84-1346327
(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification Number)

Suite 500, 1925 Century Park East, Los Angeles, CA 90067
(Address of principal executive offices) (Zip Code)

(800) 808-0899
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02. Recent Sales of Unregistered Securities.

     On March 10, 2005, we returned to Michael Gelmon 6,600,000 shares that he had contributed to us, and issued 5,023,833 shares each to Michael Gelmon, our Chief Executive Officer, and to Cory Gelmon, our Chief Financial Officer and President, that we were obligated to issue to them pursuant to that certain Offer to Purchase Franchise Support Network dated May 7, 2001. We also issued 650,000 shares that we were obligated to issue to a former creditor for debt cancellation during the fourth quarter of fiscal 2004, and 50,000 shares that we were obligated to issue to an investor in connection with a purchase in a private offering that occurred in the third quarter of fiscal 2004.

Item 5.02. Election of Directors.

     We held a special meeting of shareholders on March 7, 2005. The shareholders elected Michael J. Gelmon, Cory H. Gelmon and Richard J. Doran, Jr. to our board of directors, approved Restated Articles of Incorporation with Amendments, approved the 2004 Human Resources Incentive Plan and the options issued thereunder, and ratified the appointment of Schwartz Levitsky Feldman LLP to audit our financial statements for 2004. Each of these matters was authorized by 48,529,201 shares out of 58,661,744 shares eligible to vote. There were no votes “against” or abstentions.

     At a meeting of the Board of Directors after the special shareholders meeting the directors appointed officers as follows:

Michael J. Gelmon	--	Chairman of the Board Chief Executive Officer

Cory H. Gelmon	--	President, Chief Financial Officer and Chief Legal Officer and Secretary

Richard J. Doran, Jr.	--	Member of the Compensation and Audit Committees.

The Board of Directors proposes to fill the two vacant positions on its audit and compensation committees on or before July 31, 2005.

Item 5.03. Amendments to Articles of Incorporation.

     Our Restated Articles of Incorporation with Amendments were filed and became effective on March 10, 2005.

     Under the Restated Articles of Incorporation with Amendments, our authorized capital stock will be 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, all no par value. Our authorized capital was 60,000,000 shares of common stock and 10,000,000 shares of preferred stock before the change.

     Shares of common stock may be issued from time to time as the Board of Directors may determine. Holders of common stock will be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor after the requirements with respect to preferential dividends on the preferred stock, if any, have been met, and we have complied with all other requirements and subject to any other conditions relating to the preferred stock. In the event of liquidation, holders of common stock will be entitled to a proportionate share in any distribution of our assets after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. Holders of common stock will not have preemptive rights. Each share of common stock will be entitled to one vote, and cumulative voting will not permitted in the election of directors.

     At such time as there will be six or more directors, directors will be elected in three classes for terms of up to three years, and vacancies that occur during the year may be filled by the Board of Directors to serve for the remainder of the full term.

     Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and the preferences and the relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof shall be established by the Board of Directors except that no holder of preferred stock shall have preemptive rights.

     A quorum for the transaction of business at any meeting of the shareholders will be one-third of the shares entitled to vote. The affirmative vote of the holders of at least a majority of the shares voted at a meeting of the shareholders at which a quorum is present will constitute shareholder approval of matters to be acted upon by the shareholders. However, in the case of a sale or other transfer of substantially all our assets, liquidation, merger, consolidation, reorganization, or similar type of extraordinary corporate transaction with a beneficial owner of 10% or more of our shares, the affirmative vote of two-thirds of the shares entitled to vote thereon will constitute approval unless such transaction is with an affiliate or subsidiary, or the transaction is approved by the affirmative vote of a majority of our continuing directors. Continuing directors will be those directors who were our directors prior to the beneficial owner of 10% or more of our shares becoming a beneficial owner or affiliate, or who are designated continuing directors prior to or at their first election as directors. Shareholders may act by written consent of a majority of the shares entitled to vote, subject to any greater voting requirements as set forth above.

Possible anti-takeover effect. Although our Board of Directors has no current plans to use the additional shares of common stock, "blank check" preferred stock, classification of directors, cumulative voting and greater than a majority voting requirements to entrench present management, the foregoing are considered anti-takeover measures to prevent hostile takeovers attempts. To the knowledge of management, no hostile takeover attempts are presently threatened or contemplated.

Item 8.01. Other Events

Diagnostic USA and the Diagnostic Solutions Purchase Agreement

      On February 25, 2005, the deadline for closing on the Limited Liability Company Membership Purchase Agreement with Nationwide Diagnostic Solutions, Inc. was extended until March 31, 2005. Please refer to our Form 8-K Current Report filed on February 23, 2004 for a description of this agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANYAN CORPORATION

Date: March 11, 2005
By: /s/ Michael Gelmon
Michael Gelmon , Chief Executive Officer
and Director